MAA Reports Second Quarter Results

MEMPHIS, Tenn., Aug. 2, 2012 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the second quarter of 2012.

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Net income available for common shareholders for the quarter ended June 30, 2012 was $28.2 million, or $0.69 per diluted common share, as compared to $7.4 million, or $0.20 per diluted common share, for the quarter ended June 30, 2011. Net income results for the quarter ended June 30, 2012 included $13.0 million, or $0.32 per diluted common share, related to gains on the sale of real estate. Net income results for the quarter ended June 30, 2011 included $1.8 million, or $0.05 per diluted common share, of non-cash expense related to a cumulative adjustment to the company's restricted stock plans recorded during the prior year.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $48.3 million, representing $1.13 per diluted share/unit, or per Share, for the quarter ended June 30, 2012, as compared to $36.2 million, or $0.93 per Share, for the quarter ended June 30, 2011. FFO results for the quarter ended June 30, 2011 included $1.8 million, or $0.05 per Share, of non-cash expense related to the cumulative adjustment to the company's restricted stock plans.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Second Quarter Highlights

  FFO results of $1.13 per Share for the second quarter is a record high performance for the company, growing 15.3% over the prior year (adjusted for the prior year non-cash charges).
  Same store net operating income, or NOI, grew 6.5% in the second quarter compared to the prior year.
  Physical occupancy for the same store portfolio averaged a strong 96.1% for the second quarter and resident turnover remained historically low at 56.5% on a trailing twelve month basis.
  MAA acquired two new wholly-owned communities for a total of $70.6 million and the remaining two-thirds interest in an additional community previously owned by Mid-America Multifamily Fund II, or Fund II, for $17.6 million in cash along with the assumption of a $30.3 million loan.
  Construction and initial lease-up continue on four communities currently under development.  At the end of the second quarter, 405 of the total 1,220 units under development were completed with 390 units already leased.
  Subsequent to quarter-end, MAA purchased an additional high quality community located in Atlanta, Georgia, and disposed of four older communities as part of its planned capital recycling program.
  Also subsequent to quarter-end, Moody's Investors Service assigned MAA a first-time issuer investment grade rating of Baa2, which allowed for a reduction in borrowing costs for the company's unsecured credit facility and term loan.

Eric Bolton, Chairman and Chief Executive Officer, said, "Leasing conditions across our portfolio remain robust with average effective rents growing in each of our markets. Given the strong second quarter results, we are increasing FFO guidance to $4.37 - $4.57 per share and remain on track to capture record FFO performance this year."

Second Quarter Same Store Operating Results

Same store operating results include 40,609 units in 136 communities that have comparable results for periods presented.

Percent Change From Three Months Ended June 30, 2011 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.9%	3.4%	7.7%	0.0%	6.1%
Secondary	3.1%	0.3%	5.2%	-0.9%	4.2%
Total Same Store	4.6%	1.9%	6.5%	-0.5%	5.2%

Same store NOI for the second quarter of 2012 grew 6.5% over the same period a year ago, based on 4.6% growth in revenues and 1.9% growth in operating expenses for the quarter. Revenue growth for the same store portfolio was primarily related to a 5.2% increase in the average effective rent per unit for the second quarter, compared to the prior year. Physical occupancy declined 0.5% for the same store portfolio, ending the second quarter of 2012 at 95.9%, compared to 96.4% for the same period a year prior. Effective occupancy for the second quarter was 94.8%, compared to 95.0% in the prior year.

On a sequential quarterly basis, same store NOI grew 1.8%, based on a 1.5% growth in revenues and a 1.1% growth in operating expenses from the prior sequential quarter.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition Activity

During the second quarter, MAA acquired two apartment communities for a total investment of $70.6 million, the 240-unit Adalay Bay, a garden style community located in Chesapeake, Virginia, and the 230-unit Allure in Buckhead Village, a mid-rise community located in Atlanta, Georgia. During the quarter, MAA also purchased the remaining two-thirds interest of Legacy at Western Oaks, a 479-unit community located in Austin, Texas from Fund II, one of MAA's joint venture funds, for $17.6 million in cash and the assumption of a $30.3 million existing loan.

Subsequent to quarter-end, MAA also purchased Allure at Brookwood, a 349-unit high quality urban community located in Atlanta, Georgia, which was developed in 2008. This purchase brings MAA's total acquisition investment year-to-date to approximately $191.3 million, including the community acquired from Fund II.

Development Activity

Construction and lease-up on the four communities currently under development continues to progress well. During the second quarter, MAA funded an additional $15.9 million of development costs, bringing the total investment to-date in the four communities to $97.1 million of the estimated full cost of $143.6 million for the projects. At the end of the second quarter, a total of 405 units were completed, 219 units at Cool Springs, in Nashville, and 186 units at Ridge at Chenal Valley, in Little Rock, while 390 units, or 96%, of the completed units were already leased.

Disposition Activity

During the second quarter, MAA sold Celery Stalk, a 410-unit community located in Dallas, Texas, for total proceeds of $22.5 million.

Subsequent to quarter-end, MAA sold four additional communities for total proceeds of $36.2 million: Hidden Lake a 320-unit community, Park Walk a 124-unit community, and Westbury Springs a 150-unit community, all located in the Atlanta metropolitan area, and The Paddock Club Florence a 200-unit community located in the Cincinnati metropolitan area.

These transactions bring year-to-date proceeds from dispositions to $88.5 for seven communities averaging 24 years of age. The company expects to report total net gains of approximately $33 million from these dispositions, a portion of which will be reported during the third quarter.

Financing Activity

During the second quarter, MAA used proceeds from the $150 million unsecured term loan closed in the first quarter along with the company's unsecured credit facility to repay an additional $150 million of secured borrowings under its agency credit facilities, bringing total repayments of secured debt to more than $300 million for the year. Mortgages related to these repaid secured borrowings were released during the quarter, bringing MAA's total unencumbered assets to 48.5% of total gross assets.

In July, MAA used the expansion option under its unsecured credit facility to expand borrowing capacity to $325 million under the facility, providing additional unsecured capacity for development and acquisition activity.

Also in July, Moody's Investors Service assigned MAA a first-time issuer rating of Baa2. This new rating, combined with the existing BBB rating from Fitch Ratings, allows the company's unsecured credit facility and unsecured term loan to revert to a "built-in" investment grade pricing option, effectively reducing costs of outstanding borrowings between 30 basis points and 40 basis points below the pricing in effect at the end of the first quarter.

Balance Sheet Strength

As of June 30, 2012, MAA's ratio of debt-to-market capitalization was 35% (based on the June 29, 2012 closing stock price of $68.24), and MAA's debt-to-gross assets ratio (based on gross book value at quarter end) was 44%. At the end of the quarter, total debt of $1.6 billion was outstanding at an average interest rate of 3.8%, with 91% of the debt balances fixed or hedged against rising interest rates. Following the credit facility expansion in July, MAA has over $260 million of capacity available from cash and additional unsecured borrowing availability under current credit facilities, with a fixed charge coverage ratio of 4.4x for the second quarter.

Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the second quarter, MAA renovated 888 units at an average cost of approximately $3,800 per unit, achieving rental rate increases of 10.8% above non-renovated units. To date, over 15,300 units have been renovated through this program, achieving an average projected unleveraged internal rate of return of approximately 11% for the entire program.

Recurring capital expenditures totaled $9.4 million for the second quarter of 2012, approximately $0.22 per Share, resulting in adjusted funds from operations, or AFFO, of $0.91 per Share for the quarter, a 23% increase over the same period in the prior year (adjusted for prior year non-cash charges). Total property capital expenditures for the second quarter of 2012 were $15.0 million on existing properties, an additional $4.0 million on the redevelopment program, and $15.9 million on the new development projects.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

74th Consecutive Quarterly Common Dividend Declared

MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.64 per common share/unit, and declared its 74th consecutive quarterly common dividend which was paid on July 31, 2012 to holders of record on July 13, 2012.

2012 FFO per Share Guidance Increased

MAA is updating its earnings guidance for 2012 based on the company's performance during the second quarter and its updated expectations for the apartment market and transaction activity over the remainder of the year. Management believes an increase of the full-year 2012 FFO per Share guidance to a range of $4.37 to $4.57 is appropriate. FFO per Share is now expected to be in the $1.04 to $1.14 range for the third quarter and in the $1.08 to $1.18 range for the fourth quarter.

Management continues to forecast full year 2012 same store NOI growth in the 5.0% to 6.0% range, now expecting performance in the upper portion of the range. Consistent with earlier guidance, revenue growth of 4.5% to 5.5% and expense growth of 3.5% and 4.5% are projected for the year, with expense growth now expected at the lower end of the range.

The company expects wholly-owned acquisition volume to range between $300 million and $350 million for the full year 2012, while dispositions are projected to range $100 million to $125 million. Management now expects joint venture acquisitions by Fund II to range between $25 million and $50 million for the full year.

Consistent with prior guidance, MAA projects funding for its development pipeline to be in a range of $80 million to $85 million for the year, and total capital expenditures at existing communities, including the redevelopment program, to range between $50 million and $55 million for the full year.

MAA expects total leverage, defined as net-debt-to-gross assets, to remain in the 43% to 46% range for 2012, with average interest costs expected to range between 3.8% and 3.9% for the full year.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss second quarter results on Friday, August 3, 2012, at 9:00 AM Central Time. The conference call-in number is 866-219-5885 and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,557 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development and renovation activity as well as other capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  the availability or not of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  inability to acquire funding through the capital markets;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  increasing real estate taxes and insurance costs;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  inability to pay required distributions to maintain REIT status;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Property revenues	$ 123,713	$ 106,938	$ 241,617	$ 210,278
Management fee income	209	263	478	486
Property operating expenses	(50,908)	(45,722)	(100,080)	(89,383)
Depreciation and amortization	(31,549)	(27,280)	(61,821)	(54,140)
Acquisition expense	(865)	(1,520)	(231)	(1,739)
Property management expenses	(5,570)	(5,194)	(11,024)	(10,338)
General and administrative expenses	(3,462)	(5,439)	(6,909)	(10,049)
Income from continuing operations before non-operating items	31,568	22,046	62,030	45,115
Interest and other non-property income	112	114	254	459
Interest expense	(14,270)	(13,945)	(28,486)	(27,704)
(Loss) gain on debt extinguishment	(15)	(48)	5	(48)
Amortization of deferred financing costs	(869)	(707)	(1,640)	(1,422)
Net casualty gains (loss) and other settlement proceeds	2	(265)	(2)	(406)
(Loss) gain on sale of non-depreciable and non-real assets	(3)	22	(3)	16
Income from continuing operations before
loss from real estate joint ventures	16,525	7,217	32,158	16,010
Loss from real estate joint ventures	(67)	(178)	(98)	(423)
Income from continuing operations	16,458	7,039	32,060	15,587
Discontinued operations:
Income from discontinued operations before gain	63	641	154	1,255
Asset impairment of discontinued operations	-	-	(71)	-
Net casualty loss and other settlement proceeds in
discontinued operations	(2)	-	(56)	(7)
Gain on sale of discontinued operations	12,953	-	22,453	-
Consolidated net income	29,472	7,680	54,540	16,835
Net income attributable to noncontrolling interests	(1,312)	(252)	(2,490)	(563)
Net income available for common shareholders	$ 28,160	$ 7,428	$ 52,050	$ 16,272

Earnings per share - Diluted shares	41,028	38,923	40,327	38,420
Net income per share available for common shareholders - Diluted (1)	$0.69	$0.20	$1.29	$0.44

(1) Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income attributable to MAA	$ 28,160	$ 7,428	$ 52,050	$ 16,272
Depreciation and amortization of real estate assets	30,952	26,728	60,638	53,059
Asset Impairment	-	-	71	-
Net casualty (gain) loss and other settlement proceeds	(2)	265	2	406
Net casualty loss and other settlement proceeds
in discontinued operations	2	-	56	7
Depreciation and amortization of real estate assets
of discontinued operations	374	875	880	1,756
Gain on sale of discontinued operations	(12,953)	-	(22,453)	-
Depreciation and amortization of real estate assets
of real estate joint ventures	438	627	995	1,141
Net income attributable to noncontrolling interests	1,312	252	2,490	563
Funds from operations	48,283	36,175	94,729	73,204
Recurring capital expenditures	(9,375)	(9,504)	(16,926)	(15,233)
Adjusted funds from operations	$ 38,908	$ 26,671	$ 77,803	$ 57,971

Weighted average common shares and units - Diluted	42,887	38,923	42,225	38,420

Funds from operations per share and unit - Diluted	$1.13	$0.93	$2.24	$1.91
Adjusted funds from operations per share and unit - Diluted	$0.91	$0.69	$1.84	$1.51

CONSOLIDATED BALANCE SHEETS
In thousands
	Jun 30, 2012	Dec 31, 2011
Assets
Real estate assets
Land	$ 358,429	$ 333,846
Buildings and improvements	2,966,313	2,879,289
Furniture, fixtures and equipment	94,975	92,170
Capital improvements in progress	75,552	53,790
	3,495,269	3,359,095
Accumulated depreciation	(990,936)	(961,724)
	2,504,333	2,397,371
Land held for future development	1,306	1,306
Commercial properties, net	7,865	8,125
Investments in real estate joint ventures	6,202	17,006
Real estate assets, net	2,519,706	2,423,808
Cash and cash equivalents	22,341	57,317
Restricted cash	1,038	1,362
Deferred financing costs, net	14,859	14,680
Other assets	28,542	29,195
Goodwill	4,106	4,106
Assets held for sale	8,496	-
Total assets	$ 2,599,088	$ 2,530,468

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,226,421	$ 1,514,755
Unsecured notes payable	363,000	135,000
Accounts payable	5,582	2,091
Fair market value of interest rate swaps	27,648	33,095
Accrued expenses and other liabilities	89,941	91,718
Security deposits	6,586	6,310
Liabilities associated with assets held for sale	9,250	-
Total liabilities	1,728,428	1,782,969
Redeemable stock	4,697	4,037
Shareholders' equity
Common stock	410	389
Additional paid-in capital	1,494,172	1,375,623
Accumulated distributions in excess of net income	(624,304)	(621,833)
Accumulated other comprehensive losses	(30,891)	(35,848)
Total MAA shareholders' equity	839,387	718,331
Noncontrolling interest	26,576	25,131
Total equity	865,963	743,462
Total liabilities and shareholders' equity	$ 2,599,088	$ 2,530,468

SHARE AND UNIT DATA
In thousands
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
NET INCOME SHARES(1)
Weighted average common shares - Basic	40,983	36,836	40,243	36,274
Weighted average partnership units outstanding	-	1,982	-	2,041
Effect of dilutive securities	45	105	84	105
Weighted average common shares - Diluted	41,028	38,923	40,327	38,420
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	42,842	38,818	42,142	38,315
Weighted average common shares and units - Diluted	42,887	38,923	42,225	38,420
PERIOD END SHARES AND UNITS
Common shares at June 30,	41,101	37,142	41,101	37,142
Partnership units at June 30,	1,784	1,952	1,784	1,952

(1) For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to

Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Development Portfolio

Communities remain identified as development until certificates of occupancies are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, MAA has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before the amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Lease-up Portfolio

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio

Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of unit turns and communities which have been approved by the Board of Directors for disposition.

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of unit turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets.

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities

Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com